Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DAYSTAR TECHNOLOGIES, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

DayStar Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is DayStar Technologies, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 19, 1997. A Certificate of Amendment was filed on July 3, 1997, a Restated Certificate of Incorporation was filed on November 3, 2003 and a Certificate of Amendment was filed on December 31, 2003.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is DayStar Technologies, Inc.

SECOND: The street and mailing address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Law.

FOURTH:

4.1 Authorized Shares. The Corporation is authorized to issue 60,000,000 shares of common stock (the “Common Stock”), $.01 par value per share and 3,000,000 shares of preferred stock, $.01 par value per share.

4.2 Relative Rights and Preferences. The designations, preferences and rights of the shares of each class of stock which the Corporation is authorized to issue, and the limitations thereof, are as set forth in the following provisions of this Section 4.2:

(a)	Common Stock.

(i) General. The dividend and liquidation rights of the holders of the Common Stock are junior to, subject to and qualified by the rights of the holders of any then outstanding series of preferred stock.

(ii) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any preferential dividend rights of any then-outstanding series of preferred stock.

(iii) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, out of the assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding series of preferred stock, to share ratably among themselves in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iv) Voting. Each holder of Common Stock of record shall have one vote for each share of such stock outstanding in such holder’s name and on the books of the Corporation, except that in the election of directors such holder’s shall have the right to vote each such share for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(v) Redemption. The Common Stock is not redeemable.

(b) Series of Preferred Stock. The Board of Directors is hereby expressly authorized by resolution from time to time adopted to provide for the issuance of one or more series of preferred stock, to fix and state the designations, powers, preferences and relative, optional and other special rights of the shares of each such series of preferred stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make effective provisions:

(i) the distinctive name and serial designation;

(ii) the dividend payment dates;

(iii) the rate or rates at which dividends if any shall be paid;

(iv) whether dividends are to be cumulative or noncumulative, and any preferential or other special rights with respect to the payment of dividends;

(v) whether any such series shall be redeemable and if so, the terms, conditions and manner of redemption, and the redemption price or prices;

(vi) the rights of any series on voluntary or involuntary liquidation, dissolution or winding up, including the amounts or amounts of preferential or other payments to which any such series is entitled over any other series or over the Common Stock;

(vii) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the Common Stock;

(viii) the number of shares of such series;

(ix) the voting rights, if any, for such series; and

(x) the conversion rights, if any, for such series.

Unless otherwise provided in the resolution of the Board of Directors providing for the issue thereof, the shares of any series of preferred stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise may by resolution of the Board of Directors be returned to the status of authorized but unissued preferred stock of the same or other series. Unless otherwise provided in the resolution of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution by the Board of Directors. In case the number of shares of any such series of preferred stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued preferred stock, undesignated as to series.

FIFTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

EIGHTH: The headings of the various sections and subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

3. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4. That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 29th day of March, 2006.

By:	/s/ Stephen A. Aanderud
Name:	Stephen A. Aanderud
Title:	Chief Financial Officer and Secretary